Exhibit 99.1

NeuroMetrix Reports Q2 2015 Financial Results and Highlights

Quell Commercial Launch Milestone Achieved; Strong Early Shipments

WALTHAM, Mass., July 22, 2015 (BUSINESS WIRE) -- NeuroMetrix, Inc. (the “Company”) (Nasdaq: NURO), today reported financial and business highlights for the quarter ended June 30, 2015.

The Company operates in two primary markets - wearable therapeutic technology and point-of-care tests. Its newest product is Quell™, an over-the-counter wearable pain relief device that utilizes proprietary non-invasive neurostimulation technology to provide relief from chronic pain. The device is designed for users with conditions such as diabetic nerve pain, low back and leg pain, fibromyalgia and pain associated with osteoarthritis. This advanced wearable device is lightweight and can be worn during the day while active, and at night while sleeping. It has been cleared by the FDA for treatment of chronic pain without a prescription. Users of the device have the option of using their smartphone to automatically track and personalize their pain therapy. The Company's SENSUS® wearable device offers similar therapy for chronic pain and requires a doctor’s prescription. The Company’s point-of-care neuropathy test, DPNCheck®, addresses an unmet medical need for accurate and cost-effective screening, diagnosing and monitoring of peripheral neuropathies such as diabetic peripheral neuropathy.

Recent highlights:

•	Quell commercial launch was achieved on schedule in June 2015. Between the launch and quarter-end, approximately 2,600 Quell devices and nearly 1,000 electrode reorders were shipped to customers. Q2 shipments fulfilled order backlog from the Indiegogo pre-order campaign in March/April, orders from stocking physicians, and orders placed through the quellrelief.com website.
•	The Company reported Q2 revenue of $1.2 million plus an additional $0.6 million of deferred revenue related to Quell shipments. Combined, these total approximately $1.8 million in revenue-related product shipments during Q2. By comparison, revenue in Q2 2014 was $1.3 million. The Q2 Quell shipments will be recorded in revenue during Q3 after the Company has gained sufficient experience with product returns for valuation purposes.
•	Cumulative device shipments of the Company’s wearable technology, Quell plus SENSUS, passed the 10,000 milestone during Q2. Approximately 650 SENSUS devices plus 5,800 electrode packages were shipped in Q2.
•	DPNCheck biosensor shipments during Q2 2015 totaled nearly 29,000 tests, an increase of 17% from Q2 2014.
•	An underwritten public equity offering for $14.7 million was completed during May 2015. The Company realized net proceeds of $10.1 million after a $3.2 million repurchase of preferred stock and after deducting underwriting discounts and commissions and offering expenses.

“Quell commercial launch during Q2 marked the achievement of our second major milestone for 2015, the first being the unveiling of Quell at the Consumer Electronics Show in January,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Now that we are in the market our focus is to optimize and expand our sales channels to make Quell available to the widest number of persons suffering with chronic pain. The Q2 equity offering provides timely resources for our near-term marketing efforts.”

The Company reported its financial results for Q2 2015. Total revenues were $1.22 million versus $1.34 million for Q2 2014. Gross profit was 51.4 percent of total revenues, level with 51.2 percent in Q2 2014. Operating expenses were $4.0 million compared to $3.3 million in Q2 2014. Increased spending primarily reflects marketing costs in support of the Quell launch. The Company recorded a non-cash credit of $2.14 million at June 30, 2015 for the revaluation at fair value of outstanding common stock warrants compared to a $0.48 million revaluation credit at June 30, 2014. Net loss was $1.2 million, or $0.48 per share. This compared to a net loss of $2.17 million for Q2 2014, or $0.85 per share. NeuroMetrix reported Q2 2015 net cash usage of $3.87 million and ended the period with cash and cash equivalents of $12.64 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, July 22, 2015 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 877-703-6102 and use the confirmation code 94747742. Internationally, the conference call may be accessed by dialing 857-244-7301 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 61513835. The replay will be available for two weeks after the conference call.

About NeuroMetrix

NeuroMetrix is an innovative health-care company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. For more information, please visit http://www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

SVP and Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$1,224,987	$1,343,770	$2,507,947	$2,675,307
Cost of revenues	595,032	655,337	1,232,293	1,270,418
Gross profit	629,955	688,433	1,275,654	1,404,889
Operating expenses:
Research and development	982,253	1,464,834	1,884,795	2,328,551
Sales and marketing	1,762,282	694,664	3,217,968	1,140,880
General and administrative	1,224,822	1,148,278	2,770,912	2,295,035
Total operating expenses	3,969,357	3,307,776	7,873,675	5,764,466

Loss from operations	(3,339,402)	(2,619,343)	(6,598,021)	(4,359,577)
Interest income	500	990	1,589	2,026
Other expense	—	(27,618)	—	(27,618)
Warrants fair value adjustment	2,135,696	475,261	3,321,998	989,861

Net loss	$(1,203,206)	$(2,170,710)	$(3,274,434)	$(3,395,308)

Net loss per share applicable to common stock, basic and diluted	$(0.48)	$(0.85)	$(0.74)	$(1.06)

Condensed Balance Sheets

(Unaudited)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$12,638,982	$9,221,985
Other current assets	2,360,358	1,868,140
Noncurrent assets	1,033,646	312,105
Total assets	$16,032,986	$11,402,230

Deferred revenue, current	$612,090	$25,048
Other current liabilities	2,749,023	2,673,100
Noncurrent liabilities:
Common stock warrants	1,041,911	5,307,332
Other	9,732	9,635
Stockholders’ equity	11,620,230	3,387,115
Total liabilities and stockholders’ equity	$16,032,986	$11,402,230